UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 6, 2011

Westinghouse Solar, Inc. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 6, 2011, Westinghouse Solar, Inc. (the “Company”) received a letter (the “Letter”) from the NASDAQ Stock Market (“NASDAQ”) notifying the Company that it does not currently meet the listing requirement to maintain a minimum of $2,500,000 in stockholders’ equity set forth in NASDAQ Listing Rule 5550(b)(1) (the “Listing Rule”).  In our Form 8-K filed with the Securities and Exchange Commission on May 5, 2011, we reported stockholders’ equity of $2,154,328 for the period ended March 31, 2011.  The Letter also notes that as of May 5, 2011, we did not meet the other compliance alternatives under the Listing Rule of a market value of listed securities of $35 million, or $500,000 of net income from continuing operations in our most recently completed fiscal year or in two of our last three most recently completed fiscal years. As such, we are currently not in compliance with the Listing Rule.

Pursuant to the Letter, we have 45 calendar days, or until June 20, 2011, to submit a plan to regain compliance to NASDAQ.  If NASDAQ accepts our plan, NASDAQ can grant us a period of up to 180 calendar days from the date of the Letter for us to regain compliance with the Listing Rule.  We are currently evaluating various alternative courses of action to regain compliance, and we intend to submit a compliance plan. We note that our outstanding Series B Preferred Stock is not counted as stockholder’s equity under the Listing Rule, and that if and to the extent our outstanding Series B Preferred Stock is converted to common stock, or outstanding warrants to purchase shares of our common stock are exercised, those events would increase the amount of our stockholders' equity for purposes of the Listing Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2011	WESTINGHOUSE SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer